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On March 10, 2021, Craig Knight, Chief Executive Officer of Hyzon Motors, Inc. (“Hyzon”), Mark Gordan, Chief Financial Officer of Hyzon, and Robert Tichio, a member of the board of directors of Decarbonization Plus Acquisition Corporation (“DCRB”), participated in a fireside chat with Jeff Osborne, managing director and senior research analyst at Cowen. A copy of the transcript is set forth below.

Osborne:	Hey, good morning, everybody, it’s Jeff Osborne. I’m a mobility technology analyst over at Cowen. Thanks for joining us. We’ve got close to 600 investors registered for this event and over 50 companies participating. I’m very pleased to get the morning rolling with Hyzon, a recent SPAC in the fuel cell trucking space. You’ve seen a lot of momentum around the hydrogen economy in general – something I’ve covered for over 15 years. Always been a perennial science experiment. But I think the time is now for the hydrogen economy to evolve and certainly some of the momentum on the trucking side that Hyzon and others have had, is incredibly encouraging. So I’m looking forward to depth-diving into that. We’ve got Craig Knight, the CEO, joining us. Mark Gordon, the CFO, and Rob Tichio from the SPAC sponsor on the merger side. But, gentlemen, thanks so much for taking the time and joining us for our virtual conference. Maybe, Craig, I think you’ll be doing the majority of the talking. Do you mind, just for those in the audience that aren’t familiar with the company, introducing yourself and Hyzon.

Knight:	Thanks very much, Jeff, it’s a great pleasure to be here. Thanks for the opportunity to present today. Hyzon Motors brings almost two decades of technology development and commercialization experience in fuel cell technology. We bring that experience to commercial mobility. What we’re setting up to do is accelerate the rate at which commercial mobility shifts from fossil fuels to hydrogen. And we’re able to do that, as I said, because we have almost two years of experience through the parent company’s activities – that’s Horizon Fuel Cell. And commercializing applications ranging from very small power fuel cells up to very high power fuel cells for trucks. And really, I guess our core message is that hydrogen for commercial mobility is now.

Osborne:	Perfect. I couldn’t agree more. A lot going on in the space. You know, maybe just reflect on the past, bridge the gap to the present. You know, hydrogen is talked about the future fuel for decades. Certainly always been on the calm. And my assessment is that it appears yourselves and Hyundai will sort of be first to market with a truck. But, you know, what were the problems in the past and how were they resolved to move forward with the hydrogen and heavy duty, high horsepower engines, like trains, trucks, buses and boats that you’re seeing a lot of momentum in today?

Osborne:	Yeah, teething pains that you’ve experienced and how did we overcome them?

Knight:	That’s a great question, Jeff. So, historically, the power density in fuel cells hasn’t really been high enough to offer a genuine alternative to diesel engines for many mobility applications. You didn’t have enough power in a certain packaging. You didn’t have enough maximum power from fuel cells historically. The two main applications that fuel cells have been developed for, you know, in the last 20 years, 30 years, have been stationary power, and those tend to be kind of heavy systems compared to mobility type of requirements or passenger cars. And those passenger car fuel cells don’t tend to have enough power to power really heavy vehicles such as, you know, class A prime movers, trains and the like. So, this really had to be more worked on to maximize the power density in fuel cells. And it’s not only through efforts by ourselves but also others in the industry, to improve the power density and total power available out of the systems to be able to penetrate applications like heavy trucking and the like. So, you mentioned in terms of early movers, obviously Hyzon is aiming to have vehicles – we’re launching vehicles this quarter, actually, in Europe – Hyzon-branded vehicles in Europe. Yeah, we aim to have about 5,000 commercial vehicles on the road before the end of 2023 and we do believe that that is a substantial early mover advantage in the market that will enable us to continue iterating on the core base of technology that’s got us into this position in the first place. And continue to help us expand up by being an early adopter.

Osborne:	Perfect. Now I saw that in the SPAC deck. The one thing that I think a lot of folks don’t appreciate is the success that Horizon had in China. And so, you know, can you talk about your experiences in China, the learning curve there, and then, how you’re going to translate that into New Zealand, Australia, Europe, that you just touched on, and eventually your factory in upstate New York.

Knight:	Absolutely. Definitely in terms of hydrogen for mobility, there was a first wave in Asia, it was Japan and Korea focusing more on the passenger car angle, and China focusing more on commercial vehicles. For China, the initiatives around hydrogen in heavy use vehicles, higher utilization vehicles, was all about air quality improvement in urban areas, because these buses and trucks that are running 16, 18 hours a day around the city – they just couldn’t get those vehicles onto batteries. Unlike a lot of other vehicles in China in the last 15-20 years, which have been moved onto battery electric platforms. So, it was really about expanding the use case of zero emission vehicles, if you like. And the parent company, Horizon, has been able to ship substantial numbers of fuel cell powertrains, as we typically call them, you know, the hydrogen system and the fuel cell and everything that enables you to make the power you need for the vehicle operation, from molecules of hydrogen. The parent company, Horizon, was able to ship over 36 megawatts of fuel cell powertrains in 2020 alone. It was more than 27 megawatts in 2019. And that kind of experience in making that many fuel cell engines, if you want, if you want to think of them that way, is really a critical mass of experience, not only in obviously developing the technology to designing the systems, but deploying them in real world scenarios. And these fuel cells go into applications like refrigerated logistics trucks, urban transit buses, but more importantly, into very heavy truck applications such as port, drayage trucks, steel haulage – really quite heavy duty applications. And the reason that we’ve been able to do that in the group is that the power density and the total power available from the systems gives a comparable performance to a diesel engine in a lot of these trucking applications. So, with single fuel cell stack power up to 150 kilowatts, you can actually configure a fuel cell electric vehicle to have quite comparable performance to a diesel truck in many applications.

Osborne:	Got it. No, that’s helpful. The one challenge that many investors have with SPACs is the – the revenue ramp, in particular for commercial vehicles, the orders – so you talked about producing and shipping for Europe, you know, here, later this year. Can you talk about specifically the visibility for ’21 and ’22, and then, you know, as you target 5,000 units in 2023, you know, what the roadmap is from to bridge the gap from where we are now – what’s, you know, high probability orders, what does that mean – in your SPAC deck versus, you know, what’s committed orders, so to speak.

Knight:	Yeah, Jeff, we always feel a little bit guilty when we look at our forecasts, you know, because everything has this kind of hockey stick ramping up. But when we dig into the methodology around forecasting the sales expectations, it’s quite solid. And we build the near term revenue expectations based on current interactions with customers around the world. So, one thing that’s probably a little bit different for Hyzon Motors compared to some other companies that have zero emission mobility aspirations, is that we are a global business from the outset. With almost two decades in hydrogen and in the related technologies. The founders of Hyzon had – we had a global network already. And we were able to tap into this increasingly urgent mandate to de-carbonize activities in these pretty difficult-to-obey sectors like heavy trucking. We were able to tap into that and capture some of the interest from early adopters – the kinds of companies that want to engage and are willing to go the extra mile to get zero emission vehicles on the road and get the experience in their fleets. So, we’ve been able to secure orders, everywhere from Scotland to New Zealand, as I like to say. So, definitely the early stage uptake is predominantly from Europe and Australia and New Zealand for Hyzon, and really, we characterize that as kind of a second wave after that first wave of the Asian interest in hydrogen mobility. And frankly, the North American market is a little behind, it’s really more of a third wave. So, there’s obviously very encouraging signs in California, and we’re working with some clients on some fleet validation with us and vehicle validation work in fleets before the end of this year. But certainly the major sales will be into Europe and Australasia especially in 2021. And to address your question around what is an order versus a high probability sale kind of thing, frankly we’ve put our forecast together a few months ago now. And our business development activities have obviously continued in parallel with fundraising efforts and so on, and we now have more customer commitments than we have 2021 revenue forecasts, so we’re feeling quite confident about our 2021 outlook. Basically, customer commitments are documented orders, tender wins, that sort of thing, and the high probability orders – coming back to your question – are really those scenarios where you’ve been told you’ve been selected as the vendor but you haven’t yet got the contract in place, or you’ve, you know, the customer has given you a written confirmation by email that they’re ordering, and you’re going through contract discussion, etc., talking about specifications, performance acceptance criteria and that sort of thing. That takes a little bit of time, because we’re talking about different technology to what people are accustomed to, and these validation deployments, the ones and twos and fives, there is always the first stage of adoption. These – we have to agree with the customers on what the acceptance criteria is to help them get moved to that second stage, which sees them start to ramp up the offtake. And that’s how we see the revenue growing substantially into years two and three, it’s predominantly on the back of the early stage – validation trials that are happening within the next 12 to 18 months.

Osborne:	That’s, it’s great to hear that the order momentum has continued after the SPAC announcement. Certainly a lot going on out there. You know, one of the other sides of the equation beyond just the application using hydrogen is the actual development of the hydrogen infrastructure itself. And so, what’s your strategy on the infrastructure side, you know, what’s your view more broadly on hydrogen? Do you think it’s massively distributed, with electrolyzers, you know, littered all over the world, leveraging low cost renewables, or are you in the camp that air products if certainly in where you’re going to have these giant centers of excellence in low cost electricity regions, leveraging renewables, and then everything will be massively exported out of Saudi Arabia, Chile, Australia, Algeria, a lot of the regions that are talking about it. I’m just curious, a) what your strategy is around fueling in general, and then what’s your crystal ball is telling you about hydrogen production more broadly?

Knight:	Yeah. Really good questions –

Knight:	This is something we debate constantly with so many people. A few points there. The first thing is that in terms of the likely scenario for the supply of hydrogen, one thing that’s definite is that hydrogen is an enabler of local energy systems, local, you know, energy production in the form of hydrogen. Hydrogen’s a great energy vector, but is very challenging to move economically. So there is a greater propensity for localization of energy systems when you move to a dependence on hydrogen compared to traditional fossil fuels. So definitely, the systems will look different to what they looked like for liquid fossil fuels. Now, the extent to which you’re localized versus having these big centers of excellence, I think as you called them, on massive hydrogen production with very low cost renewable inputs, whether solar in Saudi Arabia or wind in Scotland – whatever it might be, definitely there’s a place for that kind of large scale production and baseload production, because there are going to be, there are going to be centers of demand for hydrogen that are not really well positioned to make the hydrogen locally out of the concentrations themselves. However, it is our view that local hydrogen production can be viable for many different energy inputs and many different feedstocks, and we do believe very much in localized production models where you have access to resources. Now, that technology area of hydrogen production technologies, hydrogen extraction and purification and storage and so on – that’s a rapidly evolving area, and no one has all the answers for what those constructions will look like in the future, but one thing’s for sure – we will be underestimating the rate at which the technology impacts all of that. Just like everyone perennially underestimated the impact of solar and wind. The cost structure changes in solar and wind, and all that stuff. And it’s our view here that some of the supply mechanisms around hydrogen will kind of take care of themselves as technology evolves and as demand increases. These things will settle out. I don’t think it’s a complete either-or, whether it’s a big centralized production or fully distributed, because there are different availabilities and resources to make hydrogen in local scenarios. But a very important comment about our strategy, oh sorry, Robert – I was just going to explain how the back to base focus for the business. Hyzon Motors very much focuses in the near term on back to base vehicle operations. These are concrete trucks, you know, garbage collection or refuse collection vehicles, refrigerated food, logistics delivery vehicles, urban transit buses – the kinds of vehicles that leave a depot, do what they need to do and come back. And if there’s two driverships a day, this is a really ideal use case because that’s very difficult to do – two driverships a day if it’s a fuel battery electric solution, for example. And with a payload, imperatively you’re paid to carry weight, and very high driver, high utilization per day. This is a – becomes a sweet spot for hydrogen, for sure. And by focusing on back to base operations, it mean you have a minimal investment in hydrogen infrastructure to provide significant amount of scale on hydrogen throughput. And, Robert, did you have a comment?

Tichio:	Yeah, my only comment was going to be a hydrogen fuel question, which just, from the perspective, Jeff, of the sponsor and of ourselves institutionally, we spent a lot of time looking at not just what the next one to two years looks like, but what the next five to ten looks like. We have considerable experience and a long track record investing the renewable infrastructure category. What we saw in that area in solar over the course of the last ten years – batteries specifically – was a decline of 86% of the installed cost of battery as this sector received, you know, a rapid increase in capitalization. That has not happened for hydrogen yet. But now it is. And so, you take a look at just the pace of announcements, the level of capital formation that we expect, that our independent advisors expected, to occur over the course of the next three years, next four years, to 2025, there is, it is our expectation that the delivered cost of hydrogen is going to compress dramatically. We’re already seeing it in these, quote, localized hydrogen valleys, which are seeing locally sourced hydrogen, which is enabling the achievement of something you hear often about, which is the total cost of ownership, levelizing with alternative technologies, which make hydrogen the solution for this use case, and even more so when you think about its carbon score.

Osborne:	Makes sense. The other hot-button topic that’s popped up lately, is, you know, compressed versus liquified hydrogen. So, do you have a view on that religious war, as it related to how that evolves?

Knight:	Look, the value of liquefaction in hydrogen is transport. If we have to move the hydrogen a significant distance, liquid form is – dramatically increases the viability of the transport, and therefore, if you are looking at models that involve substantial movement of the hydrogen you produce before you consume it, then obviously, you know, liquid form is potentially pretty attractive. However, because we are more focused on local hydrogen production or local demand for, you know, fleet operations, for example, in the near term, we don’t believe there’s a lot of value in liquid hydrogen for a lot of our models. If you’re making hydrogen close to the point of consumption, converting to liquid and then getting it into storage for dispensing into a vehicle that’s going to use it as a gas anyway – is only going to add cost. It’s an inefficiency in the system you don’t need. The exception to that is when you have the need to store so much hydrogen on board the vehicle, and one of the vehicle platforms that Hyzon Motors is working on is the one behind Mark Gordon’s head, which is a road train platform, which is a very heavy vehicle with 140 metric ton combined vehicle mass. You need a lot of power in the vehicle’s system, and you need to store a lot of energy to be able to drive that for, you know, six or eight or ten hours, which is often the case in those applications, you know, in a big dispersed country like Australia. So in that scenario, it’s very difficult to carry enough energy on board the vehicle in the form of gas, and in that scenario, liquid would make a lot of sense. But for typical on-road scenarios – medium duty trucks, heavy duty trucks that are doing normal class A logistics-type services, actually, we are, I believe, is compressed gas.

Osborne:	Makes sense, that’s certainly been the prevalent 350 bar compression is what’s been used of late. But another – so Robert referenced the capital chasing the space, and that’ll then accelerate the cost declines. Another area I wanted to explore with you is things that are outside of your control around balance of plant. So, you know, every fuel cell company has a very aggressive roadmap for stack cost reduction – typically 50-75% over the next five-plus years or so. But what are you seeing or what are you doing with ecosystem partners around things like compression, thermal management, storage – you know, many of these companies are sort of big, ugly industrial companies that deal with a bunch of other things in life – hydrogen might not be top of mind, but it’s a growing area of emphasis. But, how do you work with them to drive down total system cost, as opposed to just stack cost?

Knight:	Yeah, thanks, Jeff. It’s very important, the balance of plant and balance of vehicle cost components, and how that kind of cost stack works out for the total vehicle cost. And you’re absolutely right, that we could focus on that fuel cell cost optimization. We do need help from vendors and partners on some of the components and materials. Now, there are a lot of technology developments outside the core stack which are referenced, I think, in our materials, too, in one of the appendix supporting slides around other technology and innovation that Hyzon Motors is involved with that also helps to achieve not only the cost structure you need, but also the performance you need in these systems. So, we do work on, you know, niche technologies and areas like, you know, the air bearing compressors and different things like that you need in these systems. Because there’s not always a ready solution in the market, so when the parent company, Horizon, started making 150 kilowatt fuel cell modules two years ago, actually the balance of plant didn’t allow you to run at 150 kilowatts, because no one else was doing that in a single system, so, you know, you count on these challenges as you bring products to market that are kind of bending the rules a bit. And so, over the years, the technology team within the parent company and the core team, some of which have been moved into Hyzon Motors, brought the focus on the automotive applications, and the history of innovation is such that, you know, this is kind of where we feel our differentiation lies – it’s in addressing these challenges, it’s innovating in small ways that enable us to overcome some of the difficulties. Now, we see some very encouraging signs that some of those installed base of annuals – the big, ugly industrial companies, I think you called them – have an increasing focus on hydrogen because of the, you know, the building momentum around this, the growing urgency of decarbonization and how hydrogen is going to fit in that process, in that journey. So, we have very encouraging signs from, you know, core components and subassemblies like hydrogen cylinders, which have been a high cost item. But none of them were made at scale, but now that these companies are talking about major, serious production, mass production, cost structures are coming down by substantial chunks, and do expect that certain elements of the cost stack will compress by well over 50% within the next two to three years. So those cost savings all feed into that improving cost stack.

Osborne:	That’s helpful. It’s certainly an area of emphasis that has to happen for this to move forward.

Knight:	Has to. Has to.

Osborne:	The trucks behind you look great, but there’s a lot of excitement around rail, aviation, trains, any high, you know, heavy duty, high horsepower engine is a candidate for hydrogen use in my view, just given the limitations of batteries around weight, charging time etc. What’s your plan of attack for these adjacent areas of growth? You’re starting to see some initial momentum in rail in particular in Europe. You know, Ballard had a bus order the other day in Scotland, so there’s certainly a lot going on outside of trucks. Maybe just expand upon that if you can.

Knight:	Sure. And, yeah, as you rightly say, Jeff, you know, substantial sized combustion engines, they’re a target for fuel cell replacement, if you like. So, definitely the characteristics of replacement, you know, system for a diesel engine in a truck, the characteristics are, you know, relevant to mining equipment or port equipment or trains or whatever, right? So, yeah, we have a number of conversations going on with heavy equipment manufacturers, whether it’s rail or mining, or – we’ve had some approaches on marine – definitely these applications are of interest because the core technology in the stack that get to these high powered engines and high durabilities that you need in commercial vehicles. This is very relevant for these sectors. And for sure, Hyzon Motors has an interest in validating our technology in some of those applications. We’ve started accepting orders for some of these scenarios, which is like train systems – working on a couple more. We’ve taken some orders for aircraft systems. And this is a, you know, an area that will take some time to evolve and to mature, but we do expect to be a worthwhile market. It’s not our core focus because we’ve believed strongly that the on-road commercial vehicle markets in the near term are our substantial opportunity to scale, and we have more control over the rate of adoption because we’re offering a complete solution and we can offer a recognizable service to a customer that they can accept in the near term that’s much easier to scale.

Tichio:	The only other point I’d make is that we were very focused when we were screening for targets, as we hear increasingly more on the market now about what investment opportunities are appropriate for the reopening trade, our view is that a company like Hyzon, whose products and whose potential product inventory are in categories like heavy duty truck transportation, commercial vehicles, shipping, air, aviation, marine – these are all in our mind heavy industries that will have to be decarbonized and heavy industries that will see increasing levels of utilization over the course of the next 24 to 36 months. That will support the investment into decarbonized platforms. So, we’re actually quite excited about the potential beyond the immediate downmarket application around which the company has been built.

Osborne:	Got it. An investor on a dashboard here that I have typed up a question. Let me just read that. We’ve only got about ninety seconds left, so we can be brief with the answer. But, for future sessions, certainly type your questions earlier. The key IP in the fuel cell technology, or the key IP is in the fuel cell technology though the business plan is to bring together related components and build heavy duty trucks through a broader transportation system is covered in the deck. Why try to build a full truck offering as opposed to just focusing on the fuel cell technology and selling to other OEMs? That’s question one. Also, why the interest in landfill waste gas fueling depots is the part of the long term fueling infrastructure solution in the marketplace? Why the interest in land – I’m not sure I follow the second part of the question.

Knight:	I can get that. Because in our deck, in the supporting information, talking about how hydrogen helps, we do focus on waste, on hydrogen as a key driver in achieving attractive cost structures around hydrogen production and supply. So that second question is in relation to why I focus on that. The simple answer is, that is the best economics on making hydrogen in a local production base today. And that’s a compelling errand to work on localized hydrogen production hubs for fleet operations. But going back to the main question you raised there in relation to the business model. When we considered how to globalize the experience were gaining with the core technology at the parent company level, we considered working with existing incumbent, you know, vehicle OEMs. They don’t have a sense of urgency around driving this change because their core value proposition is in the diesel engines, frankly. So, they were looking at moving at the rate that we wanted to move to push the technology into the market, and the rate that the customer base was increasingly, you know, focused on achieving. So, in the last three years we’ve seen major corporations all offering sustainability offices, now have scorecards for boards’ accountability around carbon scores every quarter and all the rest of it – just wasn’t there a few years ago. And the sense of urgency from the incumbent heavy vehicle OEMs didn’t match the sense of urgency from the companies looking to decarbonize their activities and that is the reason why we chose to become like a master vehicle integrator around commercial vehicles, and it’s not as hard as it sounds because the supply chains of commercial vehicles are a lot more fragmented than the way that you go about assembling passenger cars, for example. And therefore, our choice was to go downstream and accelerate the rate at which these solutions are made available, the rate at which customers can choose to use them.

Osborne:	Well, perfect. That’s a great way to end, Craig. I appreciate the detail and thanks, the three of you for joining us. I appreciated your insights.

Tichio:	Thank you, Jeff.

Forward Looking Statements

The information in this filing includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this filing, regarding DCRB’s proposed acquisition of Hyzon, DCRB’s ability to consummate the transaction, the benefits of the transaction and the combined company’s future financial performance, as well as the combined company’s strategy, future operations, estimated financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this filing, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, DCRB and Hyzon disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. DCRB and Hyzon caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of either DCRB or Hyzon. In addition, DCRB cautions you that the forward-looking statements contained in this press release are subject to the following factors: (i) the occurrence of any event, change or other circumstances that could delay the business combination or give rise to the termination of the Business Combination Agreement and Plan of Organization, dated as of February 8, 2021, by and among DCRB, DCRB Merger Sub Inc., and Hyzon, any PIPE investor’s subscription agreement, and the other agreements related to the business combination (including catastrophic events, acts of terrorism, the outbreak of war, COVID-19 and other public health events), as well as management’s response to any of the foregoing; (ii) the outcome of any legal proceedings that may be instituted against DCRB, Hyzon, their affiliates or their respective directors and officers following announcement of the transactions; (iii) the inability to complete the business combination due to the failure to obtain approval of the stockholders of DCRB, regulatory approvals, or other conditions to closing in the transaction agreement; (iv) the risk that the proposed business combination disrupts DCRB’s or Hyzon’s current plans and operations as a result of the announcement of the transactions; (v) Hyzon’s ability to realize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the pace and depth of hydrogen vehicle adoption generally, and the ability of Hyzon to accurately estimate supply and demand for its vehicles, and to grow and manage growth profitably following the business combination; (vi) risks relating to the uncertainty of the projected financial information with respect to Hyzon, including the conversion of pre-orders into binding orders; (vii) costs related to the business combination and the PIPE investment; (viii) changes in applicable laws or regulations, governmental incentives and fuel and energy prices; (ix) the possibility that Hyzon may be adversely affected by other economic, business, and/or competitive factors; (x) the amount of redemption requests by DCRB’s public stockholders; and (xi) such other factors affecting DCRB that are detailed from time to time in DCRB’s filings with the Securities and Exchange Commission (the “SEC”). Should one or more of the risks or uncertainties described in this press release, or should underlying assumptions prove incorrect, actual results and plans could different materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in DCRB’s final prospectus for its initial public offering, which was filed with the SEC on October 21, 2020, and its periodic filings with the SEC, including its Annual Report on Form 10-K for annual period ended December 31, 2020. DCRB’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Important Information for Investors and Stockholders

In connection with the proposed business combination, DCRB will file a proxy statement with the SEC. Additionally, DCRB will file other relevant materials with the SEC in connection with the business combination. Copies may be obtained free of charge at the SEC’s web site at www.sec.gov. Security holders of DCRB are urged to read the proxy statement and the other relevant materials when they become available before making any voting decision with respect to the proposed business combination because they will contain important information about the business combination and the parties to the business combination. The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

Participants in the Solicitation

DCRB and its directors and officers may be deemed participants in the solicitation of proxies of DCRB’s stockholders in connection with the proposed business combination. Security holders may obtain more detailed information regarding the names, affiliations and interests of certain of DCRB’s executive officers and directors in the solicitation by reading DCRB’s Annual Report on From 10-K for the annual period ended December 31, 2020, and the proxy statement and other relevant materials filed with the SEC in connection with the business combination when they become available. Information concerning the interests of DCRB’s participants in the solicitation, which may, in some cases, be different than those of their stockholders generally, will be set forth in the proxy statement relating to the business combination when it becomes available.